Filed pursuant to Rule 424(b)(3)

Registration No. 333-232694

Prospectus

AKERNA CORP.

5,689,792 Shares of Common Stock

This prospectus relates to the resale by certain selling stockholders of up to 5,689,792 shares of common Stock, par value $0.0001 per share (the “Common Stock”), of Akerna Corp. (“we,” “us,” “our,” the “Company,” or “Akerna”) as follows: (i) an aggregate of 901,074 shares (the “Private Placement Shares”) of Common Stock issued to certain accredited investors (the “Investors”) in a private placement (the “Private Placement”), consummated in connection with the Company’s Business Combination (as defined below); (ii) 100,120 shares of Common Stock transferred to the Investors in connection with the Private Placement; (iii) 4,444,848 shares (the “Affiliate Shares”) issued to “affiliates” of the Company (as that term is defined in Rule 144 under the Securities Act) in the Business Combination (as defined below); and (iv) an aggregate of 243,750 shares of Common Stock underlying warrants issued to an affiliate of the Company in the Business Combination.

We will not receive any proceeds from the resale of any of the shares of Common Stock being registered hereby.  However, we may receive proceeds from the exercise of warrants held by the selling stockholders exercised other than pursuant to any applicable cashless exercise provisions.

Our Common Stock and warrants are listed on the Nasdaq Capital Market under the symbols “KERN” and “KERNW”, respectively. On November 5, 2019, the last reported sale price of our Common Stock and warrants on the Nasdaq Capital Market was $4.59 per share and $0.40 per warrant, respectively.

The selling stockholders may offer all or part of the shares registered hereby for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. With regard only to the shares the selling stockholders sell for their own behalf, such selling stockholder may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). The Company has paid all of the registration expenses incurred in connection with the registration of the shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 23 to read about factors you should consider before investing in shares of our Common Stock. We urge you to carefully read this prospectus describing the terms of these securities before investing.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2019.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part and in any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain forward looking statements that involve risks and uncertainties.  All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein, including statements regarding future events, our future financial performance, business strategy, and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus and the documents incorporated by reference herein, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a highly regulated and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long term business operations, and financial needs. These forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those reflected in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus, and in particular, the risks discussed below and under the heading “Risk Factors” and those discussed in other documents we file with the Securities and Exchange Commission, or SEC.

Some factors that could cause actual results to differ include, among others:

●	changes in applicable laws, regulations and/or a political environment that is opposed to the cannabis industry;

●	federal enforcement of current applicable laws and regulations surrounding the cannabis industry;

●	the reversal of the legalization of the cannabis industry in one or more states in which we have clients;

●	changing regulatory environments and costs associated with compliance;

●	the possibility that the Company might be adversely affected by other economic, business or competitive factors, conditions, and events;

●	if our losses are greater than we anticipate or if we fail to achieve profitability within our expected timeline or at all;

●	market acceptance of our current and future products and services;

●	our ability to compete with other companies offering similar products and services;

●	our clients’ businesses fail or fail to become successful;

●	existing client retention rates and the ability to upsell clients;

●	our ability to effectively market its products and services and attract new clients;

●	our ability to maintain or strengthen our technology;

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●	amount and timing of operating expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations and infrastructure;

●	our ability to control costs, including operating expenses;

●	ability to manage organic growth and growth fueled by acquisitions;

●	public perception and acceptance of cannabis-related products and services generally;

●	any and all other unforeseen events that may delay or prevent our current business plan from being executed; and

●	other risks and uncertainties indicated in this prospectus, including those indicated under the section entitled “Risk Factors.”

We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statement.

Any forward-looking statement you read in this prospectus or any document incorporated by reference reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K filed with the SEC, if any. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in our Company.  You should carefully read the entire prospectus, including all documents incorporated by reference herein. In particular, attention should be directed to our “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto, before making an investment decision.

All references to “we,” “us,” “our,” and the “Company” refer to Akerna Corp., unless we specifically state otherwise or the context indicates otherwise.

Company Overview

The Business Combination

On October 10, 2018 (as amended on April 17, 2019), we (f/k/a MTech Acquisition Holdings Inc.) entered into a definitive merger agreement (the “Merger Agreement”) with MTech Acquisition Corp. (“MTech”), MJ Freeway, LLC (“MJF”), MTech Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Akerna (“Purchaser Merger Sub”), MTech Company Merger Sub LLC, a Colorado limited liability company and a wholly-owned subsidiary of Akerna (“Company Merger Sub”), MTech Sponsor LLC (“MTech Sponsor”), a Florida limited liability company, in the capacity as the representative for our equity holders (other than the holders of MJF’s membership interests, preferred units and profits interest units, collectively the “Sellers”) thereunder, and MJF and Jessica Billingsley (as successor to Harold Handelsman), in the capacity as the representative for the Sellers thereunder. The Merger Agreement provided for two mergers: (i) the merger of Purchaser Merger Sub with and into MTech, with MTech continuing as the surviving entity (the “Purchaser Merger”); and (ii) the merger of Company Merger Sub with and into MJF, with MJF continuing as the surviving entity (the “Company Merger” and together with the Purchaser Merger, the “Business Combination”).

The merger consideration was paid in shares of our Common Stock (the “Consideration Shares”) at a price per share equal to $10.16 per share. In total, 6,520,099 Consideration Shares were issued pursuant to the Merger Agreement. All of the Consideration Shares are subject to the terms of the Lock-Up Agreement (as defined below). In addition, 652,010 of the Consideration Shares (the “Escrow Shares”) are held in an escrow account (the “Escrow Account”) to cover any adjustments to the Merger Consideration (as defined in the Merger Agreement) or claims for indemnification pursuant to the Merger Agreement until ninety (90) days after the filing of our Annual Report on Form 10-K for the fiscal year ending June 30, 2019, which was filed with the SEC on September 23, 2019, with the exception of Escrow Shares held to satisfy then pending claims which shall remain in the Escrow Account until the claims are resolved. In addition, 215,063 of the Consideration Shares are subject to restricted stock agreements with varying vesting terms that reflect the vesting conditions application to equity interests of the applicable MJF equity holders at the time of the Business Combination.

In connection with the Merger Agreement, all recipients of the Consideration Shares executed a lock-up agreement (the “Lock-up Agreement”).  Pursuant to the Lock-up Agreement, each holder agreed not to engage in any transfer or other transaction with respect to the Consideration Shares for a period of time.  With respect to 50% of the Consideration Shares, each holder agreed not to engage in a transfer or other transaction until the earlier of (1) one year from the closing of the Business Combination and (2) the date on which we close a subsequent corporate transaction with an unaffiliated third party that results in all of our shareholders having the right to exchange their shares for cash, securities or other property.  With respect to the remaining 50% of the Consideration Shares, each holder agreed not to engage in a transfer or other transaction until the earlier of (1) one year from the closing the Business Combination, (2) the date on which we close a subsequent corporate transaction with an unaffiliated third party that results in all of our shareholders having the right to exchange their shares for cash, securities or other property and (3) the date on which the closing share price of our Common Stock equals or exceeds $12.50 per share for any twenty trading days with any thirty trading day period.  The third condition in the immediately preceding sentence was met and as such, there is no longer a lock-up with respect to 50% of the Consideration Shares.

On June 17, 2019, MTech held a Special Meeting at which the MTech stockholders considered and approved, among other matters, the Merger Agreement. On June 17, 2019, the parties consummated the Business Combination.

At the Special Meeting, holders of 4,452,042 shares of MTech’s common stock sold in its initial public offering (the “Public Shares”), or 99 stockholders of MTech, exercised their right to redeem those shares for cash at a price of $10.23841733 per share, for an aggregate of $45,581,864 (which represented 77.98% of the funds held in the trust account of MTech on the date of the Special Meeting). Upon closing of the Business Combination, MTech’s units ceased trading, and our Common Stock and warrants began trading on The Nasdaq Stock Market under the symbols “KERN” and “KERNW,” respectively, we changed our name from MTech Acquisition Holdings Inc. to “Akerna Corp.”, and MJF became our wholly-owned subsidiary. Immediately after giving effect to the Business Combination (including as a result of the redemptions described above and the transfer of the 100,120 Transferred Sponsor Shares (as defined below) pursuant to the Sponsor Stock Transfer Agreement (as defined below)) and the issuance of an additional 901,074 shares of Common Stock for an aggregate purchase price of approximately $9.2 million in the Private Placement (as defined below) consummated in connection with the Business Combination, there were 10,400,381 shares of our Common Stock and warrants to purchase 5,993,750 shares of our Common Stock issued and outstanding. As of the closing date of the Business Combination, the former securityholders of MJF beneficially owned approximately 62.7% of our outstanding shares of our Common Stock, the former securityholders of MTech beneficially owned approximately 27.7% of our outstanding shares of our Common Stock, and the Investors (as defined below) beneficially owned approximately 9.6% of our outstanding shares of our Common Stock. Upon the closing of the Business Combination, our management and principal stockholders beneficially owned approximately 59.70% of our outstanding shares of our Common Stock.

As noted above, the per share redemption price of $10.23841733 for holders of Public Shares electing redemption was paid out of MTech’s trust account, which had a balance immediately prior to closing of the Business Combination of approximately $58.9 million. MTech’s trust account was also reduced by approximately $4.4 million in order to satisfy obligations to vendors for services performed in connection with the Business Combination. In addition, MTech obtained approximately $9.2 million in proceeds from the Private Placement (as defined below), immediately prior to the closing of the Business Combination. We received proceeds of approximately $18 million upon the consummation of the Business Combination and the Private Placement, net of the payments to redeeming MTech stockholders of approximately $45.6 million and third party vendors of approximately $4.4 million.

Upon the closing of the Business Combination, the outstanding common units, preferred units, and profit interest units of MJF were exchanged for shares of our Common Stock at an exchange ratio of one unit of MJF to 0.26716 shares of our Common Stock (the “Exchange Ratio). Except as otherwise noted, all common share amounts and per share amounts in the our Annual Report on Form 10-K for the year ended June 30, 2019 filed with the SEC on September 23, 2019 incorporated by reference herein, have been adjusted to reflect this Exchange Ratio, which was effected upon the Merger.

The Private Placement

In connection with the Business Combination, from June 5, 2019, through June 10, 2019, MTech entered into subscription agreements (each, a “Subscription Agreement”) with certain investors, whereby the investors named therein (the “Investors”) committed to purchase an aggregate of 901,074 shares of common stock of MTech for an aggregate purchase price of approximately $9.2 million (the “Private Placement”). Upon the closing of the Business Combination, such shares issued by MTech in the Private Placement (“Private Placement Shares”) were automatically converted into shares of our Common Stock on a one-for-one basis.

Pursuant to the Subscription Agreements, each Investor was granted an option (the “Private Placement Option”) for a period of sixty (60) days starting after the closing of the Business Combination to purchase, subject to certain conditions, additional shares of our Common Stock (“Option Shares”) at a price of $10.21 per share, up to a number of Option Shares equal to the number of Private Placement Shares purchased and held and not redeemed by such Investor under the Subscription Agreement. The Private Placement Option has expired and no Investor exercised such option.

In connection with the execution of the Subscription Agreements, MTech Sponsor and MTech entered into an Agreement to Transfer Sponsor Shares (each, a “Sponsor Stock Transfer Agreement”) with each Investor, pursuant to which MTech Sponsor agreed to transfer to each Investor at the closing of the Private Placement one share of Class B common stock of MTech for each nine Private Placement Shares purchased by such Investor for an aggregate of 100,120 shares of Class B common stock of MTech (such shares, the “Transferred Sponsor Shares”). Each Investor agreed to accept its portion of the Transferred Sponsor Shares subject escrow and other restrictions under the Letter Agreement, dated as of January 29, 2018, by and among MTech and EarlyBirdCapital, Inc.

Business Overview

We are a leader in cannabis compliance, inventory tracking technology, and provider of the cannabis industry’s first enterprise resource planning technology. Our products enable cannabis businesses and government agencies across multiple industries and geographies to compliantly manage the cannabis supply chain from seed-to-sale and collect and synthesize valuable data to enable visibility and operations management at scale. Our proprietary software platform is adaptable for industries in which interfacing with government regulatory agencies for compliance purposes is required, or where the tracking of organic materials from seed or plant to end products is desired. Nine years ago, we identified a need for organic material tracking and regulatory compliance software as a service (“SaaS”) solutions in the growing cannabis industry, including state-legal THC-containing cannabis (“marijuana”) and Cannabidiol (“CBD”)-only containing cannabis (“hemp”) industry. Our software tracks cannabis from seed to sale to provide transparency, visibility, and accountability across the entire plant lifecycle. Today, seed-to-sale tracking has become a compliance requirement across most states and countries where cannabis has been legalized. The Company’s products assist governments in monitoring compliance with state laws and regulations and enables state-licensed businesses to monitor compliance with such laws and regulations. We provide our regulatory software platform, Leaf Data Systems®, to state government regulatory agencies, and our business software platform, MJ Platform®, to state-licensed businesses. Although we have helped monitor legal compliance in cannabis sales, we do not handle any cannabis related material, process sales transactions within the United States, or generate revenue based on the type or amount of sales made by our clients, as revenues are generated by us on a fixed-fee based subscription model. Our annual revenues have grown each year since inception, from approximately $0.8 million in our full year of operations in the fiscal year ended December 31, 2010 to approximately $10.9 million in the fiscal year ended June 30, 2019.

We believe that the cannabis industry (marijuana and hemp) will continue to grow both through additional legalization at state and federal levels, new consumer/patient growth in existing markets, as well as innovation and discovery of new applications for cannabis and hemp in consumer products, medical applications, and industrial goods. In response to this growth, we believe cannabis companies will continue to consolidate and scale to be multi-state, multi-country enterprise operations.

We believe that many of today’s enterprise supply chain and inventory-management products built for industries outside of cannabis are not designed to handle the complexity and uniqueness of cannabis material and regulations nor are they designed to track goods or products from seed to sale. Cannabis is particularly difficult to track due to the dried flower nature of the product, which includes weight-based tracking versus unit of measurements, moisture-loss of product over time, equivalencies of dried flower to manufactured products for patient and consumer purchase limits, the high value of the product, and tracking of all plant material including waste. Compliance requirements for cannabis do not mirror the compliance requirements of other regulated industries, and cannabis compliance requirements vary from state to state and country to country. Legacy ERP (“Enterprise Resource Planning”) systems were not built to handle the complexities of cannabis products while diverse compliance schemes do not have seed-to-sale tracking as a core system design and have not proved to be nimble enough to keep up with constantly changing regulations.

Our mission to create a transparent and accountable consumer packaged cannabis goods supply chain. To keep pace with increasing cannabis businesses, we believe our products are built to scale nationally and internationally while providing technology compliance, monitoring and auditing across the entire cannabis supply chain and all industry verticals (cultivation, manufacturing, distribution, retail and delivery). We serve businesses and governments globally. Since establishment in 2010, we have tracked nearly $16 billion   in legal cannabis sales with clients across 13 international countries, including the Australia, Canada, Chile, Colombia, Denmark, New Zealand, South Africa, Spain, Switzerland, Uruguay, Italy, Jamaica, and Macedonia, and 29 states, federal districts, and commonwealths of the U.S., including the District of Columbia and Puerto Rico. We believe these factors establish us as a developed, vetted solution in the industry. We expect to leverage our first-mover advantage and reputation among industry participants throughout the global supply chain to increase market share, such as the rapidly expanding Asian hemp market.

Our core products, Leaf Data Systems and MJ Platform, are highly-versatile platforms that provide our clients with a central data management system for tracking regulated products – from seed to initial plant growth to product – throughout the complete supply chain, using a global unique identifier method. Our platforms also provide clients with integrated security, transparency and scalability capabilities. These capabilities allow our state-licensed clients to control inventory, operate efficiently in a fast-changing industry and comply with state, local, and federal (in countries such as Canada and Colombia) regulation at all times, and allows our government regulatory clients to effectively and cost-efficiently monitor licensees and ensure that commercial businesses are complying with their states’ regulations.

We generate revenue in three principal areas:

●	Government Regulatory Software – Leaf Data Systems is our SaaS product for government agencies. Leaf Data Systems is a compliance tracking system designed to give regulators visibility into the activity of licensed cannabis businesses in their jurisdictions. We have been serving two clients for Leaf Data Systems, the State of Washington and the Commonwealth of Pennsylvania. As described below, we recently signed a third Leaf Data Systems client, the state of Utah.

●	Commercial Software – MJ Platform is our SaaS offering for state-licensed businesses. MJ Platform is an ERP (Enterprise Resource Planning) compliance system specific to the cannabis industry, including state-legal marijuana and hemp CBD industry. MJ Platform is comprised of integrated modules designed to meet the regulations and inventory management needs of cannabis and hemp CBD cultivators, manufacturers, distributors and retailers.

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Consulting Services – We provide consulting services to cannabis industry operators interested in entering the cannabis industry and in integrating our platforms into their respective operations and systems. We consult with clients on a wide range of areas to help them successfully operate in the cannabis industry in compliance with state law. We work with clients to efficiently comply with state requirements in connection with the launch and operations of their cannabis businesses. Our management team and key personnel have broad experience gained form working with numerous cannabis operations. Our consulting team has experience in most aspects of cannabis operations in most verticals (e.g., cultivation, processing, distribution, manufacturing and retail). Our service providers understand the intricacies of the varying regulations governing cannabis in each jurisdiction and, to the extent necessary, modify the professional services based on the jurisdiction. We provide project-focused consulting services to clients that are initiating or expanding their cannabis businesses or are interested in data consulting engagements with respect to the legal cannabis industry. Our advisory engagements include service offerings focused on compliance requirement assessments, readiness and best practices, compliance monitoring systems, application processes, inspection readiness and business plan and compliance reviews. We typically provide our consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations in newly legal states

We also resell a limited number of printers for printing compliance product labels and scales that are National Type Evaluation Program (“NTEP”) certified legal for trade. Revenue from these resale activities was approximately 2% and 1% of total revenue in the years ended June 30, 2019 and June 30, 2018, respectively, and is not expected to become a significant generator of revenue.

Cannabis Industry

General

We believe the growing cannabis industry in numerous U.S. states and other countries outside of the U.S. represents an ideal market for our technology, as both states and countries need to ensure legal compliance and the maintenance of the seed-to-sale life cycle within their jurisdictions. Furthermore, legally licensed operating companies need to ensure they operate within applicable state law and carefully track inventory.

Although in its early stages, the cannabis and hemp industries (medicinal and adult-use) are experiencing rapid growth. Total legal cannabis spending in the U.S., (excluding pharmaceutical and retail CBD) grew to $9.8 billion in 2018 from $8.5 billion in 2017. According to Arcview Market Research and BDS Analytics’ latest “State of Legal Cannabis Markets” report, the legal cannabinoid market in regulated dispensaries, pharmacies and retail outlets is projected to grow to $44.8 billion by 2024, as the number of states, territories, and nations liberalizing their cannabis legalization rules and policies grows. The forecast is based on expectations that by 2024, every U.S. state, Washington, D.C., and four U.S. territories will have active medical cannabis programs, and 20 states, Washington, D.C., and two territories will have active adult-use markets. The report notes the expected expansion in legalization actions should drive U.S. legal cannabis spending to nearly $30 billion in 2024, growing at a compounded annual growth rate in excess of 20%.

Further to our current addressable market, the regulatory changes in the 2018 Farm Bill in the U.S. have created an opportunity for hemp-based CBD in general retail and pharmaceutical channels. Additionally, multiple countries across the world have legalized hemp for growth and export including China, Italy, Australia and South Korea. In the U.S., hemp-derived CBD is available broadly across retailers (not solely licensed cannabis dispensaries), including online, drug and convenience stores, natural product, beauty, grocery and pet stores. According to Grand View Research, Industrial Hemp Market Analysis, in 2019 the U.S. hemp market will grow to $1.37 billion and the global hemp market will reach $4.6 billion.

The cannabis industry is a fast-growing, increasingly complex, and rapidly changing landscape. Arcview Market Research and BDS Analytics note that the range of regulatory schemes is wide, and fines for non-compliance are steep. Proper, safe and profitable operation of a cannabis business requires a full understanding of applicable laws, the ability to track plants and products to ensure compliance with these laws, and the ability to operate at scale in a competitive environment.

We use our years of experience, proprietary databases, and resources to identify trends and predict changes in the cannabis industry in order to evolve our products and better assist our clients in operating in compliance with the applicable laws of their jurisdictions and capitalizing on commercial opportunities within the applicable regulatory framework, with accuracy, efficiency, and geographic specificity. We have two data products: The MJ Platform Business Intelligence (“BI”); and Akerna Acumen Big Data, which both leverage the extensive data captured in each of MJ Platform’s cultivation, E&I, distribution and retail modules. BI gives MJ Platform clients access to aggregate data across their organization to keep track of emerging legal and commercial trends, allowing for informed actionable insights at various levels within the organization, including room, location, state, brand and administration. MJ Platform allows users to align their operational data from three vantage points: in real-time; past trends; and predictive future. This proprietary database assists user in making important decisions in real-time with respect to product monitoring, tracking, planning and pricing.

Seed to Sale

Accurate tracking of any organic products requires the ability to identify an item that changes over time. A seed grows into a plant, and a plant is refined into multiple different products, some of which are sold to consumers, and others of which are destroyed or allowed to expire. The following is a general description of the seed-to-sale process:

Cultivation. The process of growing begins at the cultivation facility, where all living plants are tracked throughout their growth phases. The plants progress from propagation material (seeds or tissue cultures), to the vegetative stage (immature plants), then to the flowering stage (mature plants).

Harvest. Upon harvest, weights are gathered which represent the weight of the flower and other material (e.g., stems and roots). Weights decrease as product is processed through drying, trimming and elimination of waste.

Quality Assurance (“QA”) Laboratory Testing. Certain jurisdictions require cannabis or hemp CBD material to be tested. Samples of flower and other material are sent to a testing laboratory where the required testing can be performed. While product samples are undergoing lab testing, the remaining packages of the associated inventory remain quarantined until passing test results have been entered by the testing laboratory.

Packaging. Once harvested material has had the appropriate QA testing performed, harvest packages may be transferred to extraction and infusion (“E&I”) facilities to undergo extraction and infusion processes. E&I facilities process the usable plant material for sale, or extract the organic compounds from the plant, which can then be packaged for sale directly as concentrated extract, such as cannabis concentrate, or processed into infused products (such as topical products, edible products, and tinctures). In some jurisdictions, it is required that samples be sent to a testing laboratory again at this point for final testing prior to being transported to retail facilities to be distributed to consumers.

The Company’s Platform Capabilities

Our platforms and related technology offer wide ranging capabilities. We integrate these capabilities into our software offerings to provide platforms that allow government regulators to engage in accurate and real-time compliance monitoring, and which provide licensed businesses with a true enterprise solution for managing their inventory and compliance. Key capabilities of the Leaf Data Systems and MJ Platform include:

●	Seed-to-Sale Tracking – This allows tracking of products from cultivation, through harvest and processing and manufacturing, to monitoring of the final sale to the patient or customer. Our traceability technology captures everything that happens in an individual plant’s life, providing visibility into the supply chain from any measurement of finished product dispensed to a patient or customer, back to the plant it came from, and all activity, transportation, and transactions that happen in between. While we do not provide point of sale processing, and never takes, owns, or handles any product or cash transaction, our platform does record all sales as part of state and jurisdictional compliance monitoring processes.

●	Single System Integration – This allows state-licensed clients to manage inventory, customer records and staff in one tracking system. MJ Platform and Leaf Data Systems platforms can be fully integrated with one another. Our platforms can also be integrated with systems of numerous third-party suppliers.

●	Remote Usage and Connectivity – This allows access through any Internet connection from anywhere and on any device.

Leaf Data Systems

General

Leaf Data Systems provides regulatory authorities with visibility into the operations of licensed medical and recreational cannabis businesses. Licensed cannabis facilities within a state can track plant and product movement and waste across their organization, which is processed into reporting tailored to the government agencies that regulate and enforce the rules of the industry. This gives regulators a tool for transparency and accountability across the cannabis supply chain to ensure public and product safety as well as to monitor sales and inventory within the industry. Leaf Data Systems is customized to the regulations of the state in which it is contracted and tailored to capture the relevant data points desired by regulatory officials.

Government regulators desire visibility at critical junctures within the seed-to-sale chain of custody in order to ensure public safety, monitor sales data for the purposes of taxation, and perform physical inspections of cannabis industry facilities. Leaf Data Systems allows for specific data points captured during these workflows to be compiled into the state and regional view retrievable by regulatory officials. These data points include:

●	Licensed facilities locations;

●	Individual employees at licensed facilities;
●	Specific physical locations at licensed facilities, such as where plants are grown, or products exist;

●	Plants tracked as they move through their life cycle with location, phase, and origin data captured;

●	Harvest details collected throughout the harvest process;

●	Product and type attributes associated with physical inventory;

●	Packages of physical inventory on hand at a licensed facility and all associated actions performed with inventory, such as inventory adjustments, transfers and destruction; and

●	Wholesale and retail transactions.

Leaf Data Systems leverages the use of unique identifiers that are assigned to each batch, plant and inventory item to connect the life cycle phases together and provide the foundation for the chain of custody. State officials are able to review all seed-to-sale information captured for all licensees through reporting of real-time data. The system allows regulators the ability to set alerts based on specific data points and their relative expected values to identify anomalies that might indicate diversion.

Leaf Data Systems provides regulators with three methods for data capture from licensees:

●	Application Programming Interface (“API”) – Licensees that utilize business management software provided by a third-party vendor to manage their plants, inventory and sales (including the MJ Platform) can integrate their existing system with Leaf Data Systems via an API. An API is a set of requirements that governs how one software application communicates with another. Our API details for Leaf Data Systems are available for any software company to utilize for their clients’ benefit.

●	File Upload – If API integration is not a possibility, licensees can utilize the data upload feature using comma-separated values (“CSV”) files. A CSV file is a common format for data exchange that is widely supported and is useful for transferring tabular data between programs that operate on incompatible formats. Leaf Data Systems provides a template as a guideline for proper formatting of CSV files for any data to be uploaded.

●	User Interface – Licensees who choose not to utilize API integration capabilities or data upload tools have the option of manually entering each line item of data to be captured. Leaf Data Systems’ data collection forms allow field by field detail entry for each piece of information that must be recorded.

Leaf Data Systems allows government regulatory clients to track product of licensees from seed to plant, view manifest data on demand in order to verify the transport details for a licensee transporting cannabis products or materials, and ensure proper taxation and payment of fees by licensees.

Government Contract Bidding Process

When seeking cannabis compliance monitoring and regulatory governance systems, states publish requests for proposal (“RFP”) to which companies, such as us, can respond. We monitor government contract opportunities by reviewing all available state registries for notifications of RFP and similar proposal invitations. We have relationships with industry lobbyists, industry coalitions, regulatory agencies and industry businesses, enabling us to learn of all government contract opportunities. We believe our industry expertise, adaptable platform technology and ability to timely provide a quality commercial off-the-shelf (COTS) solution at a competitive price provides us with the ability to win the bidding process and secure state regulatory customers.

Based on an RFP, we conduct internal road-mapping to determine if there is value in responding to the proposal. If we decide to proceed, we will formulate a detailed response, including granular responses to solicitation requirements; identifying and detailing the benefits of the Leaf Data System for the state’s needs and formulating a pricing regime that the state will find attractive. Typically, we will propose three pricing models, all of which consider the extent of customization required and the number of expected licensees operating across the platform:

●	The state pays for the entire project – In this model, the state pays all costs associated with implementation, licensee tags (e.g., radio frequency identification (RFID) tags, barcode tags, etc.), ongoing support, and maintenance for the duration of the contract.

●	The costs for the project are split between the state and the licensees – In this model, the state pays for implementation and ongoing support and maintenance, while the licensees might pay for cost of tags.

●	The licensees pay for the entire project – In this model, the licensees bear the entire cost of the project in the form of monthly fees or license tag fees.

Currently 24 out of a total of 33 states, as well as the District of Columbia and Puerto Rico, are using some form of cannabis compliance tracking, which is becoming a standard for states that legalize medicinal or recreational cannabis. We believe that states’ demand for these platforms will continue to increase as further state-level cannabis legislation is introduced, and the existing legalized states further expand their compliance initiatives.

We have been awarded contracts in Washington, Pennsylvania, and Utah.

We have exclusivity in the Pennsylvania market due to our government contract, which requires operators in the state to use not only our track and trace system Leaf Data Systems but also our seed to sale tracking ERP product MJ Platform.

Agreement with State of Washington

We have supplied Washington State with Leaf Data Systems since 2017. The platform has been integrated with the Washington State Liquor and Cannabis Board and is used to monitor, control, and report on activities of authorized producers, processors and dispensaries. This project involved the conversion of three years of cannabis tracking data from the state’s prior tracking system, coordinating the cutover of all licensed businesses in the state to the Leaf Data Systems, and the integration of APIs from numerous third parties.

In July 2017, we and the Washington State Liquor and Cannabis Board (“WSLCB”) entered into a services contract for our provision of the Leaf Data System. The contract provides for us to undertake the work necessary to implement and integrate the Leaf Data system with WSLCB, with a subscription for maintenance and other services by us thereafter. The initial term of the contract for performance of such implementation and integration commenced on July 10, 2017. Upon final acceptance and approval by WSLCB of the implementation of the Leaf Data System, the term of the state’s subscription for software maintenance and support shall initially be for one year, with up to five consecutive one-year renewals, at the sole option of Washington State. As of the date hereof, we are completing the implementation of the Leaf Data system with WSLCB, including providing deliverables such as project management plans, testing, data conversion, interfaces, training, production cutover, and initial licensing. The subscription fee payable by WSLCB includes all costs associated with hosting, licensing, and support for each year of subscription services. WSLCB shall pay in advance the respective annual cost. Suspension or termination of this contract by WSLCB can occur in whole or any part at any time for certain prescribed reasons, including our breach of the contract, for the convenience of Washington State or the failure of Washington State to allocate funds in its budget for the Contract.

Agreement with State of Pennsylvania

We have supplied Pennsylvania with Leaf Data Systems since 2017. The platform has been integrated with the Pennsylvania Department of Health and is used to monitor, control, and report on activities of authorized growers/processors, dispensaries, laboratories, clinical registrants, and academic clinical research centers. The Leaf Data System, as configured for Pennsylvania, permits growers and processors to begin cultivating, growing, and processing activities as soon as possible. This platform also integrates a third-party SaaS registry from Oracle for patients, caregivers, practitioners and medical providers with our seed to sale system to track patient dispensary activity in the state.

On January 30, 2017, the Pennsylvania Department of Health (“PADOH”), together with Pennsylvania’s Office of Information Technology Bureau of IT Procurement accepted our bid to provide a hosted SaaS medical marijuana seed to sale tracking system and awarded us a service contract. We, as the prime contractor for this contract, provides all services and meets the requirements requested by PADOH, except the production of the Medical Marijuana Patient and Caregiver identification cards, which is provided by the Pennsylvania Department of Transportation. These specific services are provided through our Leaf Data Systems product, which monitors, controls and reports on activities of authorized growers/processors, dispensaries, laboratories, clinical registrants and academic clinical research centers. Additionally, the services provided to the Commonwealth by us includes implementation of a hosted, SaaS registry for patients, caregivers, practitioners and medical providers, which is integrated with Leaf Data Systems as necessary to track patient dispensary activity. The term of the purchase order which was issued under the contract commenced on April 18, 2017, with an initial term of five years and the option for three (3) consecutive one-year renewals at the Commonwealth of Pennsylvania’s (the “Commonwealth”) discretion. The Commonwealth may exercise the renewal(s) in single or multiple year increments, at any time during the purchase order. Termination of the contract will occur at contract closeout and all data collected and stored in our systems will be transferred to PADOH without cost within 30 calendar days in a format agreed upon by the Commonwealth. Termination by the Commonwealth can occur in whole or any part at any time for certain prescribed reasons, including our failure to provide services as and when required, our failure to dedicate sufficient resources, including personnel, equipment and material, to the completion of prescribed services and unsatisfactory performance in the judgment of the Commonwealth. In addition, the Commonwealth can terminate the contract without cause for convenience upon 30 days’ notice if it determines that termination is in the best interest of the Commonwealth.

Agreement with the State of Utah

In August 2019, we entered into a State of Utah Contract (the “Utah Contract”) with the Department of Technology Services (“DTS”), for MJF’s provision of the Leaf Data System. The Utah Contract provides for provision of our Leaf Data System and Trace Seed to Sale Solution, specifically customized for the State of Utah to include an electronic verification system and inventory control system that includes customer relationship management technology. The systems will utilize solo sciences’ solo*TAG™, the world’s first cryptographically-secure, cannabis product authentication system, exclusively for governments, as an alternative to RFID tracking.

The Utah Contract also provides for us to undertake the work necessary to implement and integrate the Leaf Data system with DTS, with a subscription for maintenance and other services by us thereafter. The purpose of such implementation and integration is for a “Seed to Sale” inventory control system and electronic verification system to facilitate the electronic monitoring of the state’s medical cannabis industry; and supporting functionality to register, approve, provide system credentials and administer patients, caregivers, practitioners and medical providers. The initial term of the Utah Contract for performance of such implementation and integration is effective as of August 12, 2019, and terminates on August 1, 2024, with an initial term of five (5) years and the option for three (3) consecutive one-year renewals at the State of Utah’s discretion.

The Utah Contract provides for timelines for production, roll out, and operational implementation.

We expect the inventory control system to be fully rolled out and operational by the end of calendar year 2019 and the electronic verification system to be to be fully rolled out and operational between March and June 2020. Once the initial phases provided in the Utah Contract are complete, the DTS is expected to move into subscription services. Suspension or termination of the Utah Contract by DTS can occur in whole or any part at any time for certain prescribed reasons, including our breach of the contract, for the convenience by either party or the failure of State of Utah to allocate funds in its budget for the Utah Contract.

MJ Platform

We provide state-licensed dispensaries, cultivators, manufacturers, and distributors with a data-driven seed-to-sale tracking platform, MJ Platform, which provides clients with an enterprise resource planning solution for managing their inventory and regulatory compliance. We believe that the product can scale to serve businesses of varying size, whether a small boutique shop, a large multi-state company or a multi-country business, and is available in English, Spanish and French. MJ Platform is used by customers to compliantly track inventory through all phases of the seed-to-sale cycle – from cultivation to extraction and infusion to distribution and retail sales. Data points are collected at every stage of the product lifecycle and about multiple aspects of the plant’s growing environment, manufacturing processes and ingredients, as well as retail pricing and purchase data.

Every stage of the product lifecycle has costs attached to it, including building, labor, nutrients, lighting, water, and other, sometimes hidden, expenses. For enterprises at scale, managing costs becomes an increasingly important part of sustainability. MJ Platform allows users to track costs with specificity – by the day, by the hour, by the method, by the employee, by the product line, and by the square foot of facility space.

We service licensed cannabis operators in all verticals of the industry, including cultivation, manufacturing, distribution and retail dispensaries. We believe our ability to service Multi-State Operators (“MSOs”), Licensed Producers (“LPs”) with multiple verticals, as well as individual operators in the cultivation and manufacturing verticals differentiates us from other cannabis industry software providers that typically do not provide solutions for these types of businesses. We have significant client presence for our commercial software solutions in mature cannabis markets such as Arizona, California, Michigan, Pennsylvania, Colorado, Montana, Nevada, New Jersey, Maryland, Vermont and Puerto Rico, as well as Spain.

The Company has exclusivity in the Pennsylvania market due to its government contract, which requires operators in the state to use not only the Company’s track and trace system Leaf Data Systems but also the Company’s seed to sale tracking ERP product MJ Platform.

Cultivation

The cultivation module in MJ Platform allows licensed cultivators to quickly get ground-level details about plant strain creation and plant growth location, together with enterprise-level costing and yield projection modeling.

The following summarizes MJ Platform’s functionality, utility, and monitoring capabilities through the cultivation stages:

●	Creating plants. Cultivators use MJ Platform to identify strains of plants based on various phenotypes and to monitor and track genetics from a particular Mother Plant, thus allowing the Mother Plant and its progeny to be tracked genetically and by strain/phenotype performance over generations.

●	Growing plants. MJ Platform allows cultivators to view and track high-level details about the plants they have in the propagation, vegetation, and flowering stages, with the added ability to dive into an individual plant or group of plants. Cultivators can quickly move large batches of plants through the plant life cycle (vegetation/flowering stages) or individual plants can be moved if those plants need more or less time in a particular stage while keeping track of all inventory and monitoring regulatory compliance.

●	Harvesting plants. When plants have finished the flowering stage and are ready to be harvested, those plants can be reviewed through the platform as a group or individually. At this time, the overall harvest weight is entered, with corresponding waste weights. Both harvested and waste material are inventoried and tracked, allowing the business and the governing body, such as the state regulatory agency, to know where all such material is at any given time. Additionally, the harvest can be graded for quality, which allows for an evaluation of the genetics of the plant strain and the growing conditions within the cultivation facility.

●	Packaging harvest. After the harvest has gone through its various drying and curing stages, it will be ready to be either sold wholesale by the commercial business for extraction purposes or sent to a retail facility. At this point, “harvest lots” are created based on the variation of cannabis flower that the cultivation facility deals with (e.g., bulk flower, trim, prepacks, etc.) and each lot is inventoried, tracked and monitored.

●	Testing product. Test results can be added for products in order to track cannabinoid potency, terpenes, microbials, residual solvents, heavy metals, mycotoxins, pesticides, and foreign materials. This information can then be used for business or customer facing labeling. All test results become part of the data record and is monitorable.

●	Distributing to extraction or retail facilities. When product is ready to be distributed to an extraction facility (to run extractions and produce concentrates) or a retail facility (to be sold to patients or consumers), it can be sent out on a transfer, at which point the inventory will be removed from the system and the MJ Platform has done its job of helping the customer ensure compliance. Most U.S. States require a transport manifest be created and filed at this time as well, which MJ Platform does. If this cultivation facility and the facility to which the product is being transferred are under the same parent company, a corresponding purchase order will be created at that receiving facility, easily allowing that facility to receive the inventory.

Extraction and Infusion (E&I)

The following summarizes MJ Platform’s functionality, utility, and monitoring capabilities through the extraction and infusion stages:

●	Receiving inventory. When licensed extraction facilities are sent organic materials, such as raw cannabis plants, from other facilities in order to run extractions or processing on that material, the MJ Platform allows the extraction facility to easily receive that inventory into their system through a purchase order. The extraction facility is able to locate the vendor sending them product via the “vendor network” integrated into the MJ Platform, at which point the products they typically receive from the vendor will automatically be displayed. This allows the E&I facility to carefully track the products being sent by each vendor. Any payments made during the transfer are recorded in the MJ Platform and become part of the monitorable data.

●	Extracting and processing. Monitoring and accounting data for each of the varying pieces of equipment used in cannabis processing jobs can be added to MJ Platform. As equipment is used to transform cannabis material into cannabis oil, live resin, and other products, that processing time is deducted from that equipment’s overall life expectancy, allowing for true product costing capabilities. MJ Platform allows the user to select monitoring of particular starting material to be extracted and processed and the platform will present only the relevant information. Additionally, the platform can monitor individual employee tasking, job completion timelines and process efficiency.

●	Viewing multiple processing jobs. Larger E&I facilities have more equipment and therefore will have various processes running in various machines at the same time. MJ Platform allows for an E&I facility manager to view and modify details about all of the active processes running in each machine at any point in time.

●	Inventory listing. E&I facilities have inventory in various stages of processing at any point in time. Cannabis flower may be in the process of being extracted into oil, distilled to achieve high levels of purity, or packaged into a final product. Therefore, it becomes necessary for an E&I facility manager to see in which stage all of this inventory resides at various times and to be able to accurately and immediately track such inventory. The E&I inventory listing within MJ Platform has these inventory stages set up into buckets, which include pre-run, curing infusion concentrate and finished product. This inventory bucketing structure takes the guess work out of knowing where various products are in the extraction and processing phases, ensuring efficient state compliance and the meeting of product “finishing” timelines.

●	Completing processing jobs. When the processing job has completed, the output product(s) are selected and the new quantity of the output product are captured and become part of the compliance and monitorable data log. Quality ratings can also be assigned at this time to capture product color, clarity, aroma, consistency.

●	Assembling a final product. Once the varying extraction and processing jobs have been run and the output material is in its final form, the final product (such as cartridges, concentrates, oil capsules) can then be assembled for the final patient or consumer. Within MJ Platform, assemblies are monitored based on the facility’s operating procedures. For example, if cartridges are to be filled and packaged, the pre-built platform assembly would contain the appropriate amount of cannabis oil, an empty cartridge, MCT Oil for dilution, and a box to house the cartridge. All of these components are monitored in MJ Platform with their corresponding costs and inventory levels, with the location of each components identifiable and monitored. As employees assemble these cartridges, they will know which components are needed (and monitor the adequacy of inventory levels) and pull from existing inventory (or reorder inventory as necessary). The pre-built assemblies also allow for the comparison of expected cost/completion times relative to actual cost/completion times.

●	Testing product. In MJ Platform, product testing can be monitored and recorded at any stage of inventory (pre-run, curing, infusion concentrate and finished product). Certain states require tests to be completed at each stage of the cannabis product for consumer sales. For example, if an E&I facility is producing cartridges, it may be necessary to test the oil in the curing stage, the infusion concentrate stage, and the final finished product stage. MJ Platform is easily adaptable for these requirements and provides for traceability and compliance monitoring from one stage to another.

●	Distributing to retail locations. Once the E&I facility has finished taking in cannabis flower and outputting product, the E&I facility wholesales that product to retail facilities to be sold to patients and consumers. These transactions are recorded by MJ Platform and are monitorable by state governments and other governing bodies.

Retail

The following summarizes MJ Platform’s functionality, utility, and monitoring capabilities through the retail stages:

●	Receiving inventory. The process for receiving inventory at the licensed retail facility is the same as at the E&I and cultivation facilities. The licensed vendor sending the product can be easily located via the retail facility’s vendor network, at which point the products which are typically received from this vendor will automatically be displayed on the MJ Platform and tracking of same continues. Any payments made during this transfer are recorded and become part of the monitorable data.

●	Creating customer records. Licensed retail facilities use MJ Platform to create a record of each customer and capture relevant customer information, including medical history, purchase history, and overall spending. MJ Platform provides retail facilities with the ability to capture demographic information (e.g., phone, email, address, driver’s license and medical ID) and special grouping information (e.g., veteran, senior and repeat customer), which can be used by commercial business to determine any product pricing adjustments, and allows compliance with all customer record keeping requirements.

●	Tracking sales to customers/patients. Whether a retail facility handles in-store orders, phone orders or third-party online orders, MJ Platform records all sales finalized at or through the retail facility, including amounts of product sold, prices, inventory identification, and the employees handling and delivering product.

●	Adding products to an order. As orders are placed, MJ Platform records all package labeling, retail location and patient or customer information to the monitorable data for the commercial business. MJ Platform also assists clients in the provision of accurate labeling based on information input by the client. Depending on an inventory manager’s need for inventory restriction, packages can be moved within the system to various sales and storage locations to allow them to be visible to (or hidden from) the retail employees completing the sale in order to ensure compliance. In fact, the software can prevent the retail employee from compliantly recording an inventory sale which is not in the virtual sales location to which they’ve been assigned.

●	Enforcing purchase limits. Certain jurisdictions have restrictions on the amount of cannabis or cannabis derivatives which can be purchased during a given time period. MJ Platform allows for retail managers to set limits for their facility while providing the flexibility to override the limits for certain patient-based medical need. If product sale would put an end patient or customer over the applicable purchase limit, MJ Platform provides a warning message to the retail employee and the product is prevented from being compliantly recorded as a sale. Additionally, retail employees see a running total of the amount of cannabis material currently allocated to a patient or customer, allowing for tailored product choices based on the patient or customer’s remaining purchasable amount. If this retail facility’s parent company has multiple retail locations, all of these locations can be linked together to prevent “looping,” ensuring patients or customers aren’t purchasing their full limit at one location then purchasing additional product at another location.

●	Paying for orders. MJ Platform does not sell or handle cannabis products and does not process any payments for same but can integrate with the client facilities’ payment processors to record all transactions to further enhance state compliance data sets. Currently, there are no U.S. clients who have any integration to payment processing through MJ Platform and only Canadian clients have the ability to integrate to payment processors to receive data back to record a sale. In the U.S., MJ Platform simply records that a sale was made for compliance purposes.

●	Printing customer labels and receipts. MJ Platform allows for easy printing of labels that can be attached to the products or handed to the customer. Certain jurisdictions require such materials to be given to the customer for law enforcement purposes. Labels can be easily customized within MJ Platform to suit the needs of changing laws. Certain jurisdictions may require “mandated statements” on patient labels which apply to the whole order or which may apply only to certain product categories. Instead of hardcoding these statements, MJ Platform empowers retail personnel to remain in compliance by allowing them to build out their own global label statements, category statements, subcategory statements to allow them to quickly pivot based on new rules or regulations.

Business Intelligence

We have two data products: The MJ Platform Business Intelligence (“BI”); and Akerna Acumen Big Data, which both leverage the extensive data captured in each of MJ Platform’s cultivation, E&I, distribution and retail modules.

BI gives MJ Platform clients access to aggregate data across their organization to keep track of emerging legal and commercial trends, allowing for informed actionable insights at various levels within the organization, including room, location, state, brand and administration. MJ Platform allows users to align their operational data from three vantage points: in real-time, past trends, and predictive future. This proprietary database assists user in making important decisions in real-time with respect to product monitoring, tracking, planning and pricing.

BI is monetized through the provision of Data Analytics subscriptions to clients. The Company typically grants a limited, non-exclusive, non-sub-licensable license to use our industry data for internal management, reporting and business optimization purposes. The information typically supplied to clients is aggregated and anonymized information regarding products, which may or may not be those of the client, sold through sales generated through our online service platforms.

During the cultivation phase, the platform allows for yield and cycle management forecasting. The platform leverages plant growth cycle and expected harvest yield data from the propagation, vegetation and flowering stages to forecast when there will be on-hand inventory for various products, allowing for ramp up in cultivation staffing and marketing/pre-selling of the inventory.

During the E&I phase, the platform allows the licensed facility to monitor product efficiency and product quality. It provides the facility manager with insight into the efficiency and quality of extraction, processing, and assembly jobs by employee, and enables the manager to determine with employees are achieving the highest yielded product output, and which are achieving product output with the highest quality ratings.

During the retail phase, the platform allows licensed retail locations to run consumer and patient analytics by tracking sales data relative to purchaser information, such as age, gender, zip code, discounts and coupons redeemed, and date of product sale. The platform helps compliantly monitor and track retail locations retention efforts with existing patients or customers by tracking and reporting on the client’s targeted marketing and advertising efforts. The platform also allows retail location managers to view details about product sales by type, strain, vendor and consumer type, allowing for reorder and pricing of products based on data. The tracking of this data also allows retail locations to evaluate gross profit trends. The platform also provides high-level sales data about daily, weekly and monthly sales, sales by payment type, sales by retail employee, sales by product and strain type, sales by consumer segment, and other metrics.

We believe we have cultivated a substantial legal cannabis dataset with nearly $16 billion   in sales tracked and 10 years of data across 20+ states and multiple countries. With the contractual ability to aggregate and anonymize this data, we have launched the Akerna Acumen product to provide banks, investors, researchers, cannabis businesses and non-cannabis businesses with cannabis market intelligence and valuable market comparison data. The data is available in various formats and is available with updates as frequently as daily.

Partner Integrations

MJ Platform is built on a microservices architecture. This structure has a number of benefits, including the ability to segregate certain pieces of the service in order to allow for those pieces to be easily accessed by third-party services. For example, we recently entered into a partnership with solo sciences and Isolocity to bring increased supply chain visibility and compliance to clients. The Isolocity partnership enables cannabis enterprises to pursue international expansion by providing a QMS framework to support local and national compliance needs. By leveraging Isolocity’s QMS, MJ Platform supports GMP certification requirements, including the stricter EU-GMP standard required for the export of medical cannabis into Europe and Asia.

The solo sciences partnership expands our reach across the cannabis supply chain visibility and transparency to the consumer to point-of-purchase and post-purchase feedback. The partnership also includes a proprietary tracking technology, solo*TAG™, that provides a more cost-effective and secure alternative to RFID. The technology is exclusively only available from solo and Leaf Data Systems.

As a result of MJ Platform being fully built along Representational State Transfer (“REST”) APIs, we are able to add valuable functionality through integration and strategic partners. The partnerships allow us to offer far more value to clients at a lower development cost to the company and serves as a source of accretive referral revenue to MJ Platform.

Consulting

Our experienced services team assists our government regulatory and business clients in integrating our platforms into their respective operations and systems.

Entering the cannabis industry is a significant undertaking. We work with clients to efficiently comply with state requirements in connection with the launch and operations of their cannabis businesses. Our management and key personnel bring deep cannabis industry experience to us. Our management team and key personnel have broad experience gained form working with numerous cannabis operations. Our consulting team has experience in every aspect of cannabis operations in every vertical (e.g., cultivation, processing and retail). Our team members have previously managed projects, including cultivation facilities exceeding 100,000 square feet, retail operations with locations in multiple states and online businesses serving an entire country.

We provide project-focused consulting services to clients that are initiating or expanding their cannabis businesses or are interested in data consulting engagements regarding the legal cannabis industry. We typically provides our consulting services to clients in emerging markets that are seeking consultation on newly introduced licensing regimes and assistance with the regulatory compliant build-out of operations in newly opened states.

We consult with clients on a wide range of areas to help them successfully operate in the cannabis industry in compliance with state law, including:

●	reviewing plant and product procedures to ensure compliance and safety, as well as create greater safeguards against diversion (for example, the redirection of medicinal marijuana to a recreational user sales);

●	providing role-based, recorded training customized for clients’ businesses and personnel with an emphasis on the applicable state regulatory scheme;

●	writing license applications and compliance programs.

Strategy

We intend to pursue additional growth through organic initiatives, including increased marketing personnel and resources, acquisitions, and strategic relationships. Key elements of our strategy include:

●	expanding into new states and countries acquiring new commercial and government clients with a seed-to-sale solution that meets in-market compliance requirements;

●	capitalizing on the rapidly growing hemp CBD market with marketing investment and additional feature development;

●	acquiring additional data services clients and expanding data features and data points collected across the supply chain;

●	expanding services offerings among existing customers

●	exploiting the network effect that results from our strong position in the compliance technology and inventory management market for the cannabis supply chain;

●	enhancing our systems infrastructure and data security systems;

●	establishing strategic partnerships to provide greater value to clients through increased data collection

●	expanding our products to other organic material industries in the United States and aboard; leveraging our first-to-market position and utilizing our long-standing relationships with thousands of growers, cultivators, dispensaries and government agencies, to continue to develop and sell our platforms and related products and services; and

●	making strategic acquisitions to enhance product and service offerings and marketing breadth.

Government Regulation

We do not grow, handle, process or sell cannabis or cannabis-derived products, nor do we ever possess any such material or process any transactions related to the sale of same. We only provides a technology platform for our clients to ensure their compliance with state law, and to monitor and control their inventory in compliance with state regulatory environments. We do not receive any commissions from sale by our clients and our revenue generation is not based on the sales of cannabis product by our clients, but rather we generate revenues through a set-fee based subscription revenue model. We are not directly subject to state or federal government drug regulation and our products are only intended to be used to ensure compliance with applicable state law under which clients operate. Our clients are subject to state and federal law as it relates to cannabis growth, processing and sale. 33 U.S. states have legalized cannabis in some form. Cannabis, however, is still deemed illegal under federal law. The federal government regulates drugs through the Controlled Substances Act (CSA) (21 U.S.C. § 811), which does not recognize the difference between medical and recreational use of cannabis.

We believe the existing and emerging state and federal regulatory landscape creates opportunities for us platforms. We are awarded contracts with our government regulatory clients for our products and services through the process of competitive bidding. This process begins when we first learn, formally or otherwise, of a potential contract from a prospective government customer and concludes after all negotiations are completed upon award. When preparing our response to a prospective customer for a potential contract, we evaluate the contract requirements and determine and outline the services and products that we can provide to fulfill the contract at a competitive price.

Our government contracts and sub-contracts are subject to the procurement rules and regulations of the individual states. Many of the contract terms are dictated by these rules and regulations. During and after the fulfillment of a government contract, we may be audited in respect of the direct and allocated indirect costs attributed thereto. These audits may result in adjustments to our contract costs. Additionally, we may be subject to government inquiries and investigations because of our participation in government procurement. Any inquiry or investigation can result in fines or limitations on our ability to continue to bid for government contracts and fulfill existing contracts.

The applicable state government generally has the ability to terminate our contract, in whole or in part, without prior notice, for convenience or for default based on performance. If a government contract were to be terminated for convenience, we generally would be protected by provisions covering reimbursement for costs incurred on the contract and profit on those costs, but not the anticipated profit that would have been earned had the contract been completed. The state government also has the ability to stop work under a contract for a limited period of time for our convenience. In the event of a stop work order, we generally would be protected by provisions covering reimbursement for costs incurred on the contract to date and for costs associated with the temporary stoppage of work on the contract.

In order to obtain a government contract for the Leaf Data Systems, we are required to follow a competitive bidding process in each state where we seek a contract. Any government contract awarded to us could require us:

●	to expend material time and money ahead of receipt of revenues thereunder;

●	to be become subject to potential audits and reviews by government agencies; and

●	to reserve for potential liabilities under such contracts for periods longer than under private, commercial contracts.

Privacy & Customer Data

Regulation related to the provision of services over the Internet is evolving, as federal, state and foreign governments continue to adopt new, or modify existing, laws and regulations addressing data privacy and the collection, processing, storage, transfer and use of data. In some cases, data privacy laws and regulations, such as the European Union’s (“EU”) General Data Protection Regulation (“GDPR”) that took effect in May 2018, impose new obligations directly on us as both a data controller and a data processor, as well as on many of our customers. In addition, domestic data privacy laws, such as the California Consumer Privacy Act (“CCPA”), which will take effect in January 2020, continue to evolve and could expose us to further regulatory burdens. Further, laws such as the EU’s proposed e-Privacy Regulation are increasingly aimed at the use of personal information for marketing purposes, and the tracking of individuals’ online activities.

Although we monitor the regulatory environment and have invested in addressing these developments, such as GDPR and CCPA readiness, these laws may require us to make additional changes to our services to enable us or our customers to meet the new legal requirements, and may also increase our potential liability exposure through higher potential penalties for non-compliance. These new or proposed laws and regulations are subject to differing interpretations and may be inconsistent among jurisdictions. These and other requirements could reduce demand for our services, require us to take on more onerous obligations in our contracts, restrict our ability to store, transfer and process data or, in some cases, impact our ability or our customers’ ability to offer our services in certain locations, to deploy our solutions, to reach current and prospective customers, or to derive insights from customer data globally. The costs of compliance with, and other burdens imposed by, privacy laws, regulations and standards may limit the use and adoption of our services, reduce overall demand for our services, make it more difficult to meet expectations from or commitments to customers, lead to significant fines, penalties or liabilities for noncompliance, impact our reputation, or slow the pace at which we close sales transactions, any of which could harm our business.

Furthermore, the uncertain and shifting regulatory environment and trust climate may cause concerns regarding data privacy and may cause our customers or our customers’ customers to resist providing the data necessary to allow our customers to use our services effectively. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements could inhibit sales of our products or services and could limit adoption of our cloud-based solutions.

Competition

We compete with numerous companies in the cannabis industry that offer services that are similar to some of our services, including, but not limited to, Acumatica, BDS Analytics, BioTrackTHC, Canna Advisors, Cannabis 365, Cova Cannabis, Denver Relief, Flowhub, Greenbits, Guardian, Headset Medicine Man, Metrc, New Frontier, Nextec, 3C, Treez , Trelis and TILT Holdings. We also directly compete with Kind Financial, a company offering substantively similar services to us and which has partnered with Microsoft to deliver such services in the United States.

We face competition in each of the revenue segments in which we operate. We believe, however, that we possess relative strengths in each segment that provide us with competitive advantages, including:

●	the range of services offered by us;

●	our management personnel and their industry knowledge and experience; and

●	our proprietary databases, which are only available to users of our platforms and consulting services.

Range of Services

We believe that we possess a unique viewpoint into the industry because we offer solutions to, and works with, both commercial businesses and government regulatory agencies towards the common goal of ensuring regulatory compliance and real-time monitoring of inventory and sales. We offer a complete range of both software and services to meet these needs for both state governments and commercial businesses. While we do not face competition from firms focusing on specific subsets of our markets, there are a very limited number of competitors providing products or services that compete with our complete range of products and services. We compete with software companies offering a product to businesses only in a certain geographic region or of a certain business type. We also compete with consulting firms serving a specific phase of the cannabis plant lifecycle.

Industry Knowledge and Experience

Our management personnel have extensive technical and business operations knowledge and experience within the cannabis industry, which has been developed through numerous years of service in key roles with a broad range of cannabis companies, both in terms of product and service type and size. We leverage this knowledge and experience to guide our product and service development and delivery. Our management team possesses significant compliance expertise, allowing us to continually monitor changes in legislation and regulation within the markets we and our customers operate. We face competition from companies who have teams with technical expertise or cannabis industry experience, but there are a limited number of competitors who have both and which understand the interplay between software and technical development and the application of same to the evolving cannabis compliance landscape.

Proprietary Databases

Nine years of operations has provided us with a statistically significant dataset of cannabis transaction information that we believe cannot be readily duplicated by new entrants into the marketplace. This growing database includes proprietary sales, market trends, customer preferences, pricing and regulatory data. We use this dataset to more accurately predict trends in the marketplace and makes this dataset available to users of our platforms, providing greater utility to customers in this regard than can be provided by competing platforms.

Size Compared to Direct Competitors

Based on numerous private and public sources, including state tax rolls and comparative industry websites, such as https://www.owler.com/company/mjfreeway, we contend that we are the largest competitor in the software-based compliance and inventory monitoring industry with respect to the cannabis industry. The comparative data available indicates that we are at the top of the industry in terms of annual revenues and number of employees. Additionally, we have one of the longest operating histories in the industry amongst these competitors, and holds the largest global footprint amongst these competitors, having served cannabis operators in 29 U.S. states, the District of Columbia and Puerto Rico and 14 countries globally dating back to 2010.

The additional capital resources will allow us to pursue an acquisition strategy in order to accelerate growth. The industry in which we participate is highly fragmented, with many small and thinly-capitalized competitors. As part of our growth strategy, we may seek to acquire assets or companies that are synergistic with our business. We have built a scalable infrastructure to support both rapid organic growth and targeted acquisitions. By providing the full seed-to-sale solution, we believe we are well-positioned to be an acquirer of cannabis technology solutions throughout the supply chain.

Company Information

Based on numerous private and public sources, including state tax rolls and comparative industry websites, such as https://www.owler.com/company/mjfreeway, we contend that we are the largest competitor in the software-based compliance and inventory monitoring industry with respect to the cannabis industry. The comparative data available indicates that we are at the top of the industry in terms of annual revenues and number of employees. Additionally, we have one of the longest operating histories in the industry amongst these competitors, and holds the largest global footprint amongst these competitors, having served cannabis operators in 29 U.S. states, the District of Columbia and Puerto Rico and 14 countries globally dating back to 2010.

The additional capital resources will allow us to pursue an acquisition strategy in order to accelerate growth. The industry in which we participate is highly fragmented, with many small and thinly-capitalized competitors. As part of our growth strategy, we may seek to acquire assets or companies that are synergistic with our business. We have built a scalable infrastructure to support both rapid organic growth and targeted acquisitions. By providing the full seed-to-sale solution, we believe we are well-positioned to be an acquirer of cannabis technology solutions throughout the supply chain.

Selling Stockholders

Private Placement Investors

In connection with the Business Combination, the Investors purchased an aggregate of 901,074 shares of Class A common stock of MTech for an aggregate of approximately $9.2 million in gross proceeds in the Private Placement.  In addition, in connection with the Private Placement, the Investors received from MTech Sponsor the Transferred Sponsor Shares. Upon consummation of the Business Combination, the Class A Common Stock issued by MTech in the Private Placement and the Transferred Sponsor Shares automatically converted into our Common Stock.

Matthew Kane, a director of the Company, is a manager of Seam Capital, LLC who is one of the Investors.

Affiliates of the Company

MTech Sponsor LLC

Pursuant to the terms of the Merger Agreement, MTech Sponsor received Common Stock and warrants to purchase Common Stock of the Company in exchange for its MTech securities upon the consummation of the Business Combination.

Jessica Billingsley Living Trust

The Jessica Billingsley Living Trust received 1,335,802 shares of Common Stock in exchange for 5,000,000 units of MJF upon consummation of the Business Combination. The shares of Common Stock held by the Jessica Billingsley Living Trust are beneficially owned by Jessica Billingsley, the Company’s Chairman and Chief Executive Officer.

Ruth Ann Kraemer

Ruth Ann Kraemer received 26,716 shares of Common Stock in exchange for 100,000 profits interest units of MJF upon consummation of the Business Combination. Ms. Kraemer is the Company’s Chief Financial Officer.

Mark Iwanowski

Mark Iwanowski purchased 2,000 shares of MTech in an open market transaction prior to the Business Combination. Pursuant to the Merger Agreement, Mr. Iwanowski received 2,000 shares of Common Stock in exchange for the 2,000 shares of MTech’s common stock upon consummation of the Business Combination. Mr. Iwanowski is a director of the Company.

Amy A. Poinsett Revocable Living Trust

The Amy A. Poinsett Revocable Living Trust received 1,335,802 shares of Common Stock in exchange for 5,000,000 units of MJF upon consummation of the Business Combination. The shares of Common Stock held by the Amy A. Poinsett Revocable Living Trust are beneficially owned by Amy A. Poinsett, a co-founder of MJF.

Seam Capital, LLC

Seam Capital, LLC received 82,907 shares of Common Stock in exchange for 310,329 units of MJF upon consummation of the Business Combination. Jud Wiebe Fund LLC (“Jud Wiebe”) distributed 80,491 shares of Common Stock to Seam Capital, LLC in connection with Jud Wiebe’s liquidating distribution of all of the shares of Common Stock that it held to its underlying beneficial owners, one of which is Seam Capital, LLC. Matthew Kane was the manager of Jud Wiebe and is a manager of Seam Capital, LLC. The shares of Common Stock held by Seam Capital, LLC are beneficially owned by Matthew Kane, a director of the Company.

Where You Can Find Us

Our principal executive offices are located at 1601 Arapahoe St., Denver, Colorado 80202, our telephone number is (888) 932-6537 and our Internet website address is https://www.akerna.com/.  The information on our website is not a part of, or incorporated in, this prospectus.

The Offering

Common stock offered herein:	5,689,792 shares of Common Stock.

Common stock outstanding (1):	10,958,656 shares of Common Stock.

Common stock outstanding after the offering (1):	11,202,406 shares of Common Stock.

Use of Proceeds:	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. We may receive proceeds upon the exercise of warrants held by MTech Sponsor (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such warrants will be exercised. See “Use of Proceeds.”

Listing of Common Stock and Warrants:	Our Common Stock and warrants are listed on the Nasdaq Capital Market under the symbol “KERN” and “KERNW”, respectively.

Dividend policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our Common Stock.

Risk Factors:	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Common Stock.

(1)	The number of shares of Common Stock shown above to be outstanding before and after this offering is based on the 10,958,656 shares outstanding as of November 4, 2019. The number of shares of Common Stock outstanding after this offering assumes that the warrants held by MTech Sponsor have been exercised in full. The number of shares of Common Stock outstanding before and after this offering excludes 5,570,455 shares of our Common Stock issuable upon exercise of our outstanding warrants (other than the warrants held by MTech Sponsor)

Recent Developments

We entered a license agreement with Zol Solutions, Inc. (“ZolTrain”) to provide ZolTrain’s online cannabis training platform as a co-branded integration option into our MJ Platform and Leaf Data Systems.

We and ZolTrain will share subscription-based revenue generated from our customers. The share of revenue for each of us and ZolTrain will be based on the number of training modules accessed by a customer and which of we and ZolTrain created the accessed content. Preceding the entry into the license agreement, on October 3, 2019, we participated in a series seed preferred stock purchase offering of ZolTrain along with other investors. We purchased approximately 203,000 shares of preferred stock for a purchase price of $250,000, which represents a minority investment in ZolTrain. The definitive agreements provide us with rights of first refusal with respect to newly issued securities of ZolTrain as well as issued and outstanding securities of ZolTrain that are offered to third parties. In connection with the investment, Nina Simosko, our Chief Revenue Officer, was appointed as a member of ZolTrain’s board of directors. In the event that Ms. Simosko or any other representative of the Company is not a member of ZolTrain’s board of directors, we are entitled to consult with and advise ZolTrain’s management on significant business issues.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision with regard to our securities. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer.  In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

You should carefully consider the following risk factors in evaluating our business and us. The factors listed below and in the prospectus, represent certain important factors that we believe could cause our business results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. You should also consider the other information included in our registration statement report on Form S-4/A, declared with the SEC on May 14, 2019, and subsequent annual reports and quarterly reports filed with the SEC.

Risks Relating to the Company

We have a history of losses, expect to continue to incur losses in the near term and may not achieve or sustain profitability in the future.

We have incurred significant losses in each fiscal year since our inception in 2010. We have experienced net losses of approximately $12.3 million and $2.5 million for the years ended June 30, 2019 and 2018, respectively, including a non-cash stock-based compensation expense of approximately $3.9 million and $0 for the years ended June 30, 2019 and 2018, respectively. These losses have been due to the substantial investments made by MJF to develop its monitoring and compliance platforms and related software, market these products to government regulatory agencies and commercial businesses and grow its infrastructure to support increased business. We expect to continue to invest in further development of our platforms, software and related product offerings and to grow both our government regulatory and commercial business client base. As a result, we expect our operating expenses to increase in the future due to expected increased sales and marketing expenses, operational costs, product development costs, and general and administrative costs and, therefore, our operating losses will continue or even increase at least through the near term. In addition, since we are now a public company, we will incur significant legal, accounting and other expenses that MJF did not incur as a private company. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses because costs associated with generating and supporting customer agreements are generally incurred up front, while revenue is generally recognized ratably over the term of the agreement. You should not rely upon our recent revenue growth as indicative of future performance. We may not reach profitability in the near future or at any specific time in the future. If and when our operations do become profitable, we may not sustain profitability.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects. Our wholly-owned subsidiary MJF has been in existence since 2010, and much of our revenue growth has occurred during the past three years. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including those related to:

●	market acceptance of our current and future products and services;

●	changing regulatory environments and costs associated with compliance;

●	our ability to compete with other companies offering similar products and services;

●	our ability to effectively market our products and services and attract new clients;

●	existing client retention rates and the ability to upsell clients;

●	the amount and timing of operating expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations and infrastructure;

●	our ability to control costs, including operating expenses;

●	our ability to manage organic growth and growth fueled by acquisitions;

●	public perception and acceptance of cannabis-related products and services generally; and

●	general economic conditions and events.

If we do not manage these risks successfully, our business and financial performance will be adversely affected

Our long-term results of operations are difficult to predict and depend on the commercial success of our clients, the continued growth of the cannabis industry generally and the regulatory environment within which the cannabis industry operates.

Our offers of products and services globally to help government regulatory agencies and commercial businesses monitor regulatory compliance and operate efficiently and successfully in compliance with applicable state laws. Our long-term results will directly depend on the continued growth of the legalized cannabis industry (and public acceptance of cannabis-related products) and the ability of our current and future clients to successfully market their own products and services. If the legalized cannabis marketplace does not continue to grow because the public does not increasingly accept cannabis-related products or government regulators adopt laws, rules or regulations that terminate or diminish the ability for commercial businesses to develop, market and sell cannabis-related products, our business and financial performance would be materially adversely affected. Additionally, even if the cannabis marketplace continues to grow rapidly, and government regulation allows for the free-market development of this industry, products and services competitive with those offered by us may enjoy better market acceptance.

The legalized cannabis industry may not continue to grow and the regulatory environment may not remain favorable to participants in the industry. More generally, our products and services may not experience growing market acceptance, which would adversely impact our ability to grow revenue.

As a company whose clients operate in the cannabis industry, we face many unique and evolving risks.

We currently serve government and private clients with respect to their tracking, monitoring and compliance needs as they operate in a growing cannabis industry. Any risks related to the cannabis industry that may adversely affect our clients and potential clients may, in turn, adversely affect demand for our products. Specific risks faced by companies operating in the cannabis industry include, but are not limited to, the following:

Marijuana remains illegal under United States federal law

Marijuana is a Schedule-I controlled substance under the Controlled Substances Act and is illegal under federal law. It remains illegal under United States federal law to grow, cultivate, sell or possess marijuana for any purpose or to assist or conspire with those who do so. Additionally, 21 U.S.C. 856 makes it illegal to “knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance.” Even in those states in which the use of marijuana has been authorized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana is not preempted by state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our clients’ inability to proceed with their operations, which would adversely affect demands for our products.

Uncertainty of federal enforcement and the need to renew temporary safeguards

On January 4, 2018, Attorney General Sessions rescinded the previously issued memoranda (known as the Cole Memorandum) from the U.S. Department of Justice (“DOJ”) that had de-prioritized the enforcement of federal law against marijuana users and businesses that comply with state marijuana laws, adding uncertainty to the question of how the federal government will choose to enforce federal laws regarding marijuana. Attorney General Sessions issued a memorandum to all United States Attorneys in which the DOJ affirmatively rescinded the previous guidance as to marijuana enforcement, calling such guidance “unnecessary.” This one-page memorandum was vague in nature, stating that federal prosecutors should use established principles in setting their law enforcement priorities. Under previous administrations, the DOJ indicated that those users and suppliers of medical marijuana who complied with state laws, which required compliance with certain criteria, would not be prosecuted. As a result, it is now unclear if the DOJ will seek to enforce the Controlled Substances Act against those users and suppliers who comply with state marijuana laws.

Despite Attorney General Sessions’ rescission of the Cole Memorandum, the Department of the Treasury, Financial Crimes Enforcement Network, has not rescinded the “FinCEN Memo” dated February 14, 2014, which de-prioritizes enforcement of the Bank Secrecy Act against financial institutions and marijuana-related businesses which utilize them. This memo appears to be a standalone document and is presumptively still in effect. At any time, however, the Department of the Treasury, Financial Crimes Enforcement Network, could elect to rescind the FinCEN Memo. This would make it more difficult for our clients and potential clients to access the U.S. banking systems and conduct financial transactions, which would adversely affect our operations.

In 2014, Congress passed a spending bill (“2015 Appropriations Bill”) containing a provision (“Appropriations Rider”) blocking federal funds and resources allocated under the 2015 Appropriations Bill from being used to “prevent such States from implementing their own State medical marijuana law.” The Appropriations Rider seemed to have prohibited the federal government from interfering with the ability of states to administer their medical marijuana laws, although it did not codify federal protections for medical marijuana patients and producers. Moreover, despite the Appropriations Rider, the Justice Department maintains that it can still prosecute violations of the federal marijuana ban and continue cases already in the courts. Additionally, the Appropriations Rider must be re-enacted every year. While it was continued in 2016, 2017 and 2018, and remains in effect, continued re-authorization of the Appropriations Rider cannot be guaranteed. If Congress should pass a 2019 budget rather than an extension of the 2018 budget, it would need to renew the Appropriations Rider at such time, and there can be no assurance that the Appropriations Rider would be renewed at such time. Additionally, in the event of Congress failing either to pass a 2019 budget or an extension of the 2018 budget in the form of a “continuing resolution,” a government shutdown would result, and the Appropriations Rider would no longer be in force. If the Appropriation Rider is no longer in effect, the risk of federal enforcement and override of state marijuana laws would increase.

Further legislative development beneficial to our operations is not guaranteed

Among other things, our business involves the provision of an online platform that provides monitoring and tracking of those involved in the cultivation, distribution, manufacture, storage, transportation and/or sale of medical and adult use cannabis products in compliance with applicable state law. The success of our business depends on the continued development of the cannabis industry and the activity of commercial business and government regulatory agencies within the industry. The continued development of the cannabis industry is dependent upon continued legislative and regulatory authorization of cannabis at the state level and a continued laissez-faire approach by federal enforcement agencies. Any number of factors could slow or halt progress in this area. Further regulatory progress beneficial to the industry cannot be assured. While there may be ample public support for legislative action, numerous factors impact the legislative and regulatory process, including election results, scientific findings or general public events. Any one of these factors could slow or halt progressive legislation relating to cannabis and the current tolerance for the use of cannabis by consumers, which could adversely affect demand for our product and operations.

The cannabis industry could face strong opposition from other industries

We believe that established businesses in other industries may have a strong economic interest in opposing the development of the cannabis industry. Cannabis may be seen by companies in other industries as an attractive alternative to their products, including recreational marijuana as an alternative to alcohol, and medical marijuana as an alternative to various commercial pharmaceuticals. Many industries that could view the emerging cannabis industry as an economic threat are well established, with vast economic and federal and state lobbying resources. It is possible that companies within these industries could use their resources to attempt to slow or reverse legislation legalizing cannabis. Any inroads these companies make in halting or impeding legislative initiatives that would be beneficial to the cannabis industry could have a detrimental impact on our clients and, in turn on our operations.

The cannabis industry could face strong opposition from other industries

We believe that established businesses in other industries may have a strong economic interest in opposing the development of the cannabis industry. Cannabis may be seen by companies in other industries as an attractive alternative to their products, including recreational marijuana as an alternative to alcohol, and medical marijuana as an alternative to various commercial pharmaceuticals. Many industries that could view the emerging cannabis industry as an economic threat are well established, with vast economic and federal and state lobbying resources. It is possible that companies within these industries could use their resources to attempt to slow or reverse legislation legalizing cannabis. Any inroads these companies make in halting or impeding legislative initiatives that would be beneficial to the cannabis industry could have a detrimental impact on our clients and, in turn on our operations.

The legality of marijuana could be reversed in one or more states

The voters or legislatures of states in which marijuana has already been legalized could potentially repeal applicable laws which permit the operation of both medical and retail marijuana businesses. These actions might force businesses, including those that are our clients, to cease operations in one or more states entirely.

Changing legislation and evolving interpretations of law

Laws and regulations affecting the medical and adult-use marijuana industry are constantly changing, which could detrimentally affect our clients and, in turn, our operations. Local, state and federal marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require our clients and thus us to incur substantial costs associated with modification of operations to ensure such clients’ compliance. In addition, violations of these laws, or allegations of such violations, could disrupt our clients’ business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will limit the amount of cannabis growth or related products that our commercial clients are authorized to produce. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our operations.

Dependence on client licensing

Our business is dependent on our customers obtaining various licenses from various municipalities and state licensing agencies. There can be no assurance that any or all licenses necessary for our clients to operate their businesses will be obtained, retained or renewed. If a licensing body were to determine that a client of ours had violated applicable rules and regulations, there is a risk the license granted to that client could be revoked, which could adversely affect our operations. There can be no assurance that our existing clients will be able to retain their licenses going forward, or that new licenses will be granted to existing and new market entrants.

Banking regulations could limit access to banking services

Since the use of marijuana is illegal under federal law, there is a compelling argument that banks cannot lawfully accept for deposit funds from businesses involved with marijuana. Consequently, businesses involved in the cannabis industry often have trouble finding a bank willing to accept their business. The inability to open bank accounts may make it difficult for our clients to operate and their reliance on cash can result in a heightened risk of theft, which could harm their businesses and, in turn, harm our business. Additionally, some courts have denied marijuana-related businesses bankruptcy protection, thus, making it very difficult for lenders to recoup their investments, which may limit the willingness of banks to lend to our clients and to us.

Insurance risks

In the United States, many marijuana-related businesses are subject to a lack of adequate insurance coverage. In addition, many insurance companies may deny claims for any loss relating to marijuana or marijuana-related operations based on their illegality under federal law, noting that a contract for an illegal transaction is unenforceable.

The cannabis industry is an evolving industry and we must anticipate and respond to changes.

The cannabis industry is not yet well-developed, and many aspects of this industry’s development and evolution cannot be accurately predicted. While we have attempted to identify many risks specific to the cannabis industry, you should carefully consider that there are other risks that cannot be foreseen or are not described in this prospectus, which could materially and adversely affect our business and financial performance. We expect that the cannabis market and our business will evolve in ways that are difficult to predict. For example, it is anticipated that over time, we will reach a point in most markets where we have achieved a market penetration level in which new client acquisitions are less productive, and the continued growth of our revenue will require more focus on increasing the rate at which existing clients purchase products and services across our platforms. Our long-term success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to successfully adapt to changes in the cannabis industry, our operations could be adversely affected.

A significant portion of our business is, and is expected to be, from government contracts, which present certain unique risks.

Contracts for the Leaf Data Systems with government agencies in Pennsylvania and Washington represented 39% of our revenue for the fiscal year ended June 30, 2019. In August 2019, we entered into the Utah Contract for MJF’s provision of our Leaf Data System and Trace Seed to Sale Solution, specifically customized for the State of Utah to include an electronic verification system and inventory control system that includes customer relationship management technology. The initial term of the Utah Contract for performance of such implementation and integration is effective as of August 12, 2019. We expect the inventory control system to be fully rolled out and operational by the end of calendar year 2019 and the electronic verification system to be to be fully rolled out and operational between March and June 2020. Once the initial phases provided in the Utah Contract are complete, the DTS is expected to move into subscription services. Accordingly, we expect our revenue from state government contracts to increase.

In order to obtain a government contract for the Leaf Data Systems, we are required to follow a competitive bidding process in each state where we seek a contract. Government contracts have very specific compliance requirements that often require contractors to invest material time and money to prepare a bid to ensure that our technology, processes and staff meet these specific requirements. After expenditures of such time and money, there is no assurance that the bid will result in an award of a contract. Further, even if a contract is awarded, there are strict procedures that government agencies follow when it comes to reimbursement of the costs incurred in the course of fulfilling contracts. Accordingly, it is possible that some or all costs might not be reimbursed under a government contract as contemplated by us.

Government agencies also typically audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, its cost structure, its business systems and compliance with applicable laws, regulations and standards. If an audit or investigation uncovers improper or illegal activities, we may be subject to civil or criminal penalties and administrative sanctions, including reductions of the value of contracts, contract modifications or terminations, forfeiture of profits, suspension of payments, penalties, fines and suspension, or prohibition from doing business with the government. In addition, we could suffer serious reputational harm if allegations of impropriety were made against us. Any such imposition of penalties, or the loss of such government contracts, could materially adversely affect our business, financial condition, results of operations and growth prospects.

There also is typically a longer window of liability under government contracts than private contracts, and the government can seek claims after the contract has ended and payments under the contract have been made. The terms of government contract may also require the sharing of proprietary information, processes, software and research and development efforts with the government. Additionally, government employees are required to follow certain protocols to ensure there is no appearance of impropriety in the bidding process. As a result, bidders on government contracts must ensure that there is no appearance of favoritism, gift giving, bribery or the exertion of other influences in the bidding process. Any finding of same can result in fines to the bidder and cancellation of contracts. The applicable state government generally has the ability to terminate our contract, in whole or in part, without prior notice, for convenience or for default based on performance. If a government contract were to be terminated for convenience, we generally would be protected by provisions covering reimbursement for costs incurred on the contract and profit on those costs, but not the anticipated profit that would have been earned had the contract been completed. The state government also has the ability to stop work under a contract for a limited period of time for its convenience.

We cannot assure you that we will be successful in navigating the government contract bidding process or that we will be able to maintain our existing government contracts or obtain additional government contracts in the future.

Privacy regulation is an evolving area and compliance with applicable privacy regulations may increase our operating costs or adversely impact our ability to service our clients and market our products and services.

Because we store, processes, and use data, some of which contains personal information, we are subject to complex and evolving federal, state, and foreign laws and regulations (including Canadian’s Cannabis Act and related regulations and the European Union’s general data protection regulation (“GDPR”)) regarding privacy, data protection, and other matters. While we believe we are currently in compliance with applicable laws and regulations, many of these laws and regulations are subject to change and uncertain interpretation, and could result in investigations, claims, changes to our business practices, increased cost of operations, and declines in user growth, retention, or engagement, any of which could seriously harm our business.

We rely on third parties for certain services made available to users of our platforms, which could limit our control over the quality of the user experience and our cost of providing services.

Some of the applications and services available through the Leaf Data System and MJ Platform are provided through relationships with third-party service providers. We do not typically have any direct control over these third-party service providers. These third-party service providers could experience service outages, data loss, privacy breaches, including cyber-attacks, and other events relating to the applications and services they provide that could diminish the utility of these services and which could harm users thereof. The MJ Platform itself does not depend on any third-party software or applications and is based entirely on open source technologies and custom programming. The MJ Platform, however, is hosted by Amazon Web Services, a third party service provider. There are readily available alternative hosting services available should we desire or need to move to a different web host. Certain ancillary services provided by us also uses the services of third party providers, for which, we believe, there are readily available alternatives on comparable economic terms. Offering integrated platforms, such as the Leaf Data System and MJ Platform which rely, in part, on the services of other providers lessens the control that we have over the total client experience. Should the third-party service providers we rely upon not deliver at standards we expect and desires, acceptance of our platforms could suffer, which would have an adverse effect on our business and financial performance. Further, we cannot be assured of entering into agreements with such third-party service providers on economically favorable terms.

To grow and be successful, we need to attract and retain qualified personnel.

Our growth and success will depend to a significant extent on our ability to identify, attract, hire, train and retain qualified professional, creative, technical and managerial personnel. Competition for experience and qualified talent in the cannabis industry can be intense. We may not be successful in identifying, attracting, hiring, training and retaining such personnel in the future. If we are unable to hire, assimilate and retain qualified personnel in the future, such inability could adversely affect our operations.

We are smaller and less diversified than many of our potential competitors.

While we believe we are a leading provider in the software solutions segment of the cannabis industry, there exists many general software design and integrated business platform companies seeking to provide online and software based business solutions and operations integration to customers in numerous industries. The continued growth of the cannabis industry will likely attract some of these existing companies and incentivize them to produce solutions that are competitive with those offered by us. Many of these potential competitors are a part of large diversified corporate groups with a variety of other operations and expansive resources. We may not be able to successfully compete with larger enterprises devoting significant resources to compete in our target marketspace.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property relating to our Leaf Data Systems and MJ Platform. We seek to protect our proprietary and intellectual property rights through patent applications, available copyright and trademark laws, nondisclosure agreements, and licensing and distribution arrangements with reputable companies in our target markets. While patent protection for inventions related to marijuana and marijuana-related products is available, there are substantial difficulties faced in the patent process by marijuana-related businesses. Further, patent applications may be rejected for numerous other reasons beyond those related to the cannabis industry, including that the subject matter of the application is found to be non-patentable. Our previous patent applications were denied and while we are continuing to pursue such applications and believes they are with merit, there can be no assurance that patents will be issued on these applications. The failure to be awarded patents on our technology could weaken our ability to enforce our intellectual property rights. Any such enforcement, whether we have been granted patent protection or not, would be costly, and there can be no assurance that we will have the resources to undertake all necessary action to protect our intellectual property rights or that we will be successful. Any infringement of our material intellectual property rights could require us to redirect resources to actions necessary to protect same and could distract management from our underlying business operations. An infringement of our material intellectual property rights and resulting actions could adversely affect our operations.

Our success depends in part upon our ability to protect our core technology and intellectual property.

Our success depends in part upon our ability to protect our core technology and intellectual property. To establish and protect our proprietary rights, we rely on a combination of patent applications, trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights.

We generally control access to and use of our proprietary technology and other confidential information through the use of internal and external controls, including contractual protections with employees, contractors, customers, and partners, and our software is protected by U.S. and international copyright laws.

Despite efforts to protect our trade secrets and proprietary rights through intellectual property rights, licenses, and confidentiality agreements, unauthorized parties may still copy or otherwise obtain and use our software and technology, as was the case when our source code was compromised in June 2017. We have taken significant actions to improve security but will be required to regularly modify our systems to combat new hacking approaches as they develop. In addition, as our international operations expand, effective intellectual property protections may not be available or may be limited in foreign countries.

Companies in the Internet, technology, and software industries frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. From time to time, we may face allegations that we have infringed the trademarks, copyrights, patents, trade secrets and other intellectual property rights of third parties, including competitors and non-practicing entities.

Others may assert intellectual property infringement claims against us.

Companies in the software and technology industries own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. It is possible that others may claim from time to time that our products misappropriate or infringe the intellectual property rights of third parties. Irrespective of the validity or the successful assertion of any such claims, we could incur significant costs and diversion of resources in defending against these claims, which could adversely affect our operations. We may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained in all cases. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible.

In any future acquisitions, we may not be able to successfully integrate acquired personnel, operations, and technologies, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from future acquisitions due to a number of factors, including: (a) an inability to integrate or benefit from acquisitions in a profitable manner; (b) unanticipated costs or liabilities associated with the acquisition; (c) the incurrence of acquisition-related costs; (d) the diversion of management’s attention from other business concerns; (e) the loss of our or the acquired business’ key employees; or (f) the issuance of dilutive equity securities, the incurrence of debt, or the use of cash to fund such acquisitions.

Our business and stock price may suffer as a result of our lack of public company operating experience and if securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our Common Stock in an adverse manner, the price and trading volume of our Common Stock could decline.

If we are unable to execute our business strategy, either as a result of our inability to manage effectively our business in a public company environment or for any other reason, our business, prospects, financial condition and operating results may be harmed.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change our recommendation regarding our stock in an adverse manner, or provides more favorable relative recommendations about our competitors, the price of our Common Stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of MJF as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the regulatory compliance and reporting requirements that are applicable to us. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our Common Stock.

Warrants will become exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Currently there are warrants of the Company to purchase 5,814,205 shares of Common Stock. Each one share of our warrants is exercisable for one share of Common Stock at $11.50 per share. To the extent such warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to the then existing holders of Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of NASDAQ and other applicable securities rules and regulations. Compliance with these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our shares of Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, as an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates. It cannot be predicted if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our share price may be more volatile.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt and limit the price investors might be willing to pay in the future for our Common Stock and could entrench management.

Our Amended and Restated Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These provisions include a staggered Board of Directors and the ability of the Board of Directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our corporate opportunity provisions in our Amended and Restated Certificate of Incorporation could enable management to benefit from corporate opportunities that might otherwise be available to us.

Our Amended and Restated Certificate of Incorporation provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to us, or any of our directors or officers in circumstances where the application of such doctrine would conflict with any fiduciary duties or contractual obligations they may otherwise have.

Our management may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunity. Further, such businesses may choose to compete with us for these opportunities, possibly causing these opportunities to not be available to us or causing them to be more expensive for us to pursue. These potential conflicts of interest could adversely impact our business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for ours.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty, actions under the Delaware general corporation law or under our amended and restated certificate of incorporation, or actions asserting a claim governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision does not exclude stockholders from suing in federal court for claims under the federal securities laws but may limit a stockholder’s ability to bring such claims in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims.

Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Risks Relating to our Common Stock and this Offering

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

Any additional financing that we secure, may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. We cannot be certain how the repayment of those promissory notes will be funded and we may issue further equity or debt in order to raise funds to repay the promissory notes, including funding that may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our Common Stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of our Common Stock, it may negatively impact the trading price of our shares of Common Stock and you may lose all or part of your investment.

The market price of our shares of Common Stock is particularly volatile given our status as a relatively unknown company with a generally small and thinly traded public float, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you.

The market for our shares of Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors, including the fact that our shares are thinly traded relative to larger, more established companies. The price for our shares of Common Stock could, for example, decline precipitously in the event that a large number of our shares of Common Stock are sold on the market without commensurate demand. Currently, there are warrants of the Company to purchase 5,814,205 shares of Common Stock. In addition, because we may be considered a speculative or “risky” investment due to our lack of profits to date, certain investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of Common Stock on the market more quickly and at greater discounts, thus resulting in a rapid downward decline in the price of our Common Stock. Many of these factors are beyond our control and may decrease the market price of our shares of Common Stock, regardless of our operating performance.

The market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of Common Stock at or above the price at which you acquired them.

The market price of our Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	Variations in our revenues and operating expenses;

●	Actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	Market conditions in our industry, the industries of our customers and the economy as a whole;

●	Actual or expected changes in our growth rates or our competitors’ growth rates;

●	Developments in the financial markets and worldwide or regional economies;

●	Announcements of innovations or new products or services by us or our competitors;

●	Announcements by the government relating to regulations that govern our industry;

●	Sales of our Common Stock or other securities by us or in the open market; and

●	Changes in the market valuations of other comparable companies.

The trading price of our shares of Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation in the value of our Common Stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends on our shares of Common Stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our shares of Common Stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their Common Stock after price appreciation as the only way to realize their investment, and if the price of our Common Stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.  However, we may receive proceeds from the sale of securities upon the exercise of the warrants held by MTech Sponsor (to the extent the registration statement of which this prospectus is a part is then effective and, if applicable, the “cashless exercise” provision is not utilized by the holder). Any net proceeds we receive will be used for general corporate and working capital or other purposes that the Board of Directors deems to be in the best interest of the Company.  As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer Common Stock at the prevailing market prices or privately negotiated price as they may determine from time to time.

The offering price of our Common Stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the offering price as prices for Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

The following table sets forth certain information as of November 4, 2019, regarding the selling stockholders and the shares offered by them in this prospectus. In computing the number of shares owned by a person and the percentage ownership of that person in the table below, securities that are currently exercisable into shares of our Common Stock that are being offered in this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each selling stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of ownership of each selling stockholder in the following table is based upon 10,958,656 shares of Common Stock outstanding as of November 4, 2019.

Except as set forth below, no selling stockholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The Common Stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the Common Stock owned for resale from time to time.  Except as set forth below, none of the selling stockholders have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, assignees, pledges, donees, or other successors in interest (including equity holders of entities listed below) to the selling stockholder named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the Common Stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering Assuming All Shares are Sold (1)	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (1)
MTech Sponsor LLC (2)	1,824,880	1,824,880	-	-
Jessica Billingsley Living Trust (3)	1,335,802	1,335,802	-	-
Ruth Ann Kraemer (4)	26,716	26,716	-	-
Mark Iwanowski (5)	2,000	2,000	-	-
Amy A. Poinsett Revocable Living Trust (6)	1,335,802	1,335,802	-	-
Seam Capital, LLC (7)	261,340	261,340	-	-
Khitan LLC (8)	380,890	380,890	-	-
Alan Docter (9)	76,178	76,178	-	-
Daniel Marx (10)	32,647	32,647	-	-
LJM Group Investment III LLC (11)	163,238	163,238	-	-
ACS Pedersen LLC (12)	10,882	10,882	-	-
Cresco Capital Partners II LLC (13)	130,590	130,590	-	-
Monashee Capital Master Fund LP (14)	108,827	108,827	-	-
TOTAL	5,689,792	5,689,792	-	-

* Less than 1%

(1)	Assumes the sale of all shares offered pursuant to this prospectus.

(2)	Represents shares held by MTech Sponsor LLC (the “MTech Sponsor”) and shares issuable upon exercise of warrants held by MTech Sponsor. The managing members of MTech Sponsor are SS FL, LLC and Game Boy Partners, LLC. Scott Sozio and Douglas Rothschild are members of SS FL, LLC and Game Boy Partners, LLC, respectively. Mr. Sozio is a director of the Company and Mr. Rothschild is a former director of the Company.

(3)	Jessica. Billingsley, the trustee of the Jessica Billingsley Living Trust, has sole and dispositive power over the shares held by the Jessica Billingsley Living Trust. Ms. Billingsley is the Chairman of the Board of Directors of the Company and its Chief Executive Officer.

(4)	Ruth Ann Kraemer is the Chief Financial Officer of the Company.

(5)	Mr. Iwanowski is a director of the Company.

(6)	Amy Poinsett, the trustee of Amy A. Poinsett Revocable Living Trust, has sole and dispositive power over the shares held by the Amy A. Poinsett Revocable Living Trust. Amy Poinsett was the co-founder of MJF along with Ms. Billingsley.

(7)	Matthew Kane, a director of the Company, is a manager of Seam Capital, LLC, and as such, Mr. Kane has sole and dispositive power of the shares held by Seam Capital, LLC. In connection with the June 2019 private placement, Seam Capital, LLC purchased 88,148 shares of Common Stock. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 9,794 shares of Common Stock to Seam Capital, LLC

(8)	Emery Johnathon Huang, a former director of the Company, is a manager of Khitan LLC and as such, Mr. Huang has sole and dispositive power of the shares held by Khitan LLC. In connection with the June 2019 private placement, Khitan LLC purchased 342,801 shares of Common Stock. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 38,089 shares of Common Stock to Khitan LLC.

(9)	In connection with the June 2019 private placement, Alan Docter purchased 68,560 shares of Common Stock. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 7,618 shares of Common Stock to Mr. Docter.

(10)	In connection with the June 2019 private placement, Daniel Marx purchased 29,382 shares of Common Stock. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 3,265 shares of Common Stock to Mr. Marx.

(11)	Stephen M. Dowicz is the investment manager of LJM Group LLC, which is the investment manager of LJM Group Investment # 1 LLC, which is the investment manager of LJM Group Investment III LLC, and as such, Mr. Dowicz has sole and dispositive power over the shares held by LJM Group Investment III LLC. In connection with the June 2019 private placement, LJM Group Investment III LLC purchased 146,914 shares of Common Stock. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 16,324 shares of Common Stock to LJM Group Investment III LLC.

(12)	Ashesh C. Shah, a director of the Company, and Palle Pedersen are the managing members of ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC) and as such, Messrs. Shah and Pedersen have sole and dispositive power over the shares held by ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC). In connection with the June 2019 private placement, ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC) purchased 9,794 shares of Common Stock. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 1,088 shares of Common Stock to ACS Pedersen LLC (d/b/a The London Fund SPV 10, LLC).

(13)	Matthew K. Hawkins is a manager of Cresco Capital Management II, LLC, which is the sole manager of Cresco Capital Partners II LLC, and as such, has dispositive power over the shares held by Cresco Capital Partners II LLC. In connection with the June 2019 private placement, Cresco Capital Partners II LLC purchased 117,531 shares of Common Stock. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 13,059 shares of Common Stock to Cresco Capital Partners II LLC.

(14)	Jeff Muller, Gerald Coughlan, and Tom Wynn are each authorized persons for Monashee Investment Management LLC, which is the SEC registered investment advisor for Monashee Capital Master Fund LP, and as such, Messrs. Muller, Coughlan, and Wynn have sole and dispositive power over the shares held by Monashee Capital Master Fund LP. In connection with the June 2019 private placement, Monashee Capital Master Fund LP purchased 97,944 shares of Common Stock. In connection with the MTech Sponsor Stock Transfer Agreement, MTech Sponsor transferred 10,883 shares of Common Stock to Monashee Capital Master Fund LP.

PLAN OF DISTRIBUTION

Selling Stockholders

The Common Stock held by the selling stockholders may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ Common Stock offered by this prospectus may be effected in one or more of the following methods:

●	Because a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholder;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	transactions involving cross or block trades;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	in privately negotiated transactions;

●	short sales after the registration statement, of which this prospectus forms a part, becomes effective;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	“at the market” into an existing market for the Common Stock;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of each of the selling stockholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders may also sell shares of Common Stock under Rule 144 or Rule 145, as applicable, promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, such selling stockholder.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares held by the selling stockholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the Common Stock for whom the broker-dealers may act as agent.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Each of the selling stockholders has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, if required, we will file a supplement to this prospectus.

With regard only to the shares it sells for its own behalf, the selling stockholders may be deemed an “underwriter” within the meaning of the Securities Act.  This offering as it relates to the selling stockholder will terminate on the date that all shares issued to and issuable to the selling stockholders that are offered by this prospectus have been sold by the selling stockholders.

We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If any of the selling stockholders use this prospectus for any sale of the shares of Common Stock, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Lock-Up Agreements

In connection with the Merger Agreement, all recipients of the Consideration Shares executed a Lock-up Agreement. The following selling stockholders (each a “Locked-Up Selling Stockholder”) are subject to such Lock-Up Agreements: Jessica Billingsley Living Trust; Ruth Ann Kraemer; Amy A. Poinsett Revocable Living Trust; and Seam Capital, LLC. Pursuant to the Lock-up Agreements, each Locked-Up Selling Stockholder agreed not to engage in any transfer or other transaction with respect to the Consideration Shares for a period of time.  With respect to 50% of the Consideration Shares, each Locked-Up Selling Stockholder agreed not to engage in a transfer or other transaction until the earlier of (1) one year from the closing of the Business Combination and (2) the date on which the Company closes a subsequent corporate transaction with an unaffiliated third party that results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property.  As such, despite the registration of shares of Common Stock pursuant to this prospectus, each Locked-Up Selling Stockholder cannot sell or distribute 50% of their respective Consideration Shares without one of the foregoing conditions being met. Of the 5,689,792 shares of Common Stock being registered pursuant to this prospectus, a total of 1,422,568 shares of Common Stock will remain subject to the Lock-Up Agreements and are restricted from resale pursuant to the foregoing conditions of the Lock-Up Agreements until one of the conditions are met.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock and activities of the selling stockholder.

We have advised the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized share capital consists of 75,000,000 shares of Common Stock, $0.0001 par value per share, of which 10,958,656 shares of Common Stock are issued and outstanding as of November 4, 2019 and 5,000,000 shares of preferred stock, $0.0001 par value per share, of which none are issued and outstanding. We are a Delaware corporation and our affairs are governed by our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. The following are summaries of material provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws insofar as they relate to the material terms of our common shares. Complete copies of our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are filed as exhibits to our public filings.

Common Stock

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “KERN”.

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, all stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative, preemptive rights, or subscription rights.

Election of Directors

Our Class I Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Our Class II Directors hold office until the 2020 annual meeting of stockholders and are eligible for reelection at such meeting. Our Class III Directors hold office until the 2020 annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the votes cast at the annual meeting by the holders of Common Stock present in person or represented by proxy and entitled to vote at such meeting. There is no cumulative voting for directors.

EXPERTS

The financial statements of Akerna as of June 30, 2019 and 2018 and for each of the two years in the period ended June 30, 2019 incorporated by reference in this prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of MTech as of December 31, 2018 and 2017 and for the year ended December 31, 2018, and for the period from September 27, 2017 (inception) through December 31, 2017, incorporated by reference in this prospectus, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which report includes an explanatory paragraph as to the ability of MTech Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements, and are incorporated by reference in reliance on such report given upon such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the Common Stock being issued pursuant to this registration statement have been passed upon for us by Ellenoff Grossman & Schole LLP located at 1345 Avenue of the Americas, New York, NY 10105.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have and will file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission’s EDGAR system. You may inspect these documents and copy information from them at the Commission’s offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission’s public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement will automatically update and supersede information contained in this prospectus supplement, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

●	Our Annual Report on Form 10-K for the year ended June 30, 2019 filed with the SEC on September 23, 2019;

●	MTech’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 14, 2019;

●	MTech’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 filed with the SEC on May 15, 2019;

●	Our Current Reports on Form 8-K filed with the SEC on June 17, 2019 (as amended on October 21, 2019), June 20, 2019, June 21, 2019, July 2, 2019, July 8, 2019, September 23, 2019, September 26, 2019, October 1, 2019, and October 30, 2019;

●	MTech’s Current Reports on Form 8-K filed with the SEC on February 25, 2019, April 19, 2019, May 16, 2019, May 21, 2019, June 6, 2019, June 12, 2019, and June 17, 2019;

●	Our Registration Statement on Form S-4, filed with the SEC on November 7, 2018, as amended on January 25, 2019, as amended on April 19, 2019, as amended on May 8, 2019, as amended on May 14, 2019;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 1, 2019; and

●	The description of the Common Stock contained in the registration statement on Form 8-A, filed by MTech with the SEC on January 26, 2018. The Company is the successor issuer to MTech.

All documents that we filed with the SEC pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus supplement have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus supplement, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will promptly provide, without charge to each person (including any beneficial owners) who receives a copy of this prospectus, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement. You may request, orally or in writing, a copy of these documents, by contacting Jessica Billingsley, Chairman of the Board of Directors of the Company and Chief Executive Officer of Akerna Corp, at 1601 Arapahoe St. Denver, Colorado 80202. Our telephone number is (888) 932-6537. Information about us is also available at our website at http://www.Akerna.com. However, the information on our website is not a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our Common Stock. These purchasers will purchase our Common Stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

AKERNA CORP.

5,689,792 Shares of

Common Stock

PROSPECTUS

November 6, 2019